Exhibit 10.34

EVO INVESTCO, LLC

UNIT APPRECIATION EQUITY PLAN

EVO INVESTCO, LLC

UNIT APPRECIATION EQUITY PLAN

ARTICLE 1 PURPOSE		1

1.1.	GENERAL	1

ARTICLE 2 DEFINITIONS		1

2.1.	DEFINITIONS	1

ARTICLE 3 EFFECTIVE TERM OF PLAN		3

3.1.	EFFECTIVE DATE	3

3.2.	TERMINATION OF PLAN	3

ARTICLE 4 ADMINISTRATION		3

4.1.	Administrator	3

4.2.	ACTION AND INTERPRETATIONS BY THE ADMINISTRATOR	3

4.3.	AUTHORITY OF ADMINISTRATOR	3

ARTICLE 5 ELIGIBILITY		4

5.1.	GENERAL	4

ARTICLE 6 PROVISIONS APPLICABLE TO AWARDS		4

6.1.	GRANT OF AWARDS	4

6.2.	ISSUANCE AND RESTRICTIONS	4

6.3.	ACCELERATION OF VESTING	4

6.4	FORFEITURE EVENTS	4

ARTICLE 7 CHANGES IN CAPITAL STRUCTURE		5

7.1.	GENERAL	5

ARTICLE 8 AMENDMENT, MODIFICATION AND TERMINATION		5

8.1.	AMENDMENT, MODIFICATION AND TERMINATION	5

8.2.	AWARDS PREVIOUSLY GRANTED	5

ARTICLE 9 GENERAL PROVISIONS		5

9.1.	RIGHTS OF PARTICIPANTS	5

9.2.	WITHHOLDING	6

9.3.	SPECIAL PROVISIONS RELATED TO THE CODE	6

9.4.	RELATIONSHIP TO OTHER BENEFITS	6

9.5.	EXPENSES	6

9.6.	TITLES AND HEADINGS	6

9.7.	GENDER AND NUMBER	6

9.8.	GENERAL ASSETS	6

i

9.9.	GOVERNING LAW	7

9.10.	SEVERABILITY	7

9.11.	NO LIMITATIONS ON RIGHTS OF COMPANY	7

ii

EVO INVESTCO, LLC

UNIT APPRECIATION EQUITY PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the EVO Investco, LLC Unit Appreciation Equity Plan (the “Plan”) is to promote the success, and enhance the value, of EVO Investco, LLC (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Subsidiary (as defined below) to those of Company members and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Subsidiaries.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Administrator” means the Board, committee of the Board, or person(s) appointed by the Board to administer the Plan, as described in Article 4.

(b) “Appreciation Unit” means a fictional compensation unit which provides a right to receive an amount in cash or other consideration equal to the excess of the value a Class D Unit (determined as of the Determination Date) over the applicable Threshold Value.

(c) “Award” means an award of Appreciation Units granted to a Participant under the Plan.

(d) “Award Agreement” means a written document, in such form as the Administrator prescribes from time to time, setting forth the terms and conditions of an Award. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Administrator may provide for the use of electronic or other non-paper Award Agreements, and the use of electronic or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(e) “Board” means the board of managers of the Company.

(f) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the applicable Award Agreement.

(g) “Class D Units” means the Company’s Class D Common Units, or any units or other securities that are substituted for the Class D Common Units or into which the Class D Common Units are adjusted.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i) “Company” means EVO Investco, LLC, a Delaware limited liability company, or any successor corporation.

(j) “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Subsidiary, as applicable. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and a Subsidiary or between Subsidiaries, or (ii) in the discretion of the Administrator as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Subsidiary, or (iii) any leave of absence authorized in writing by the Company prior to its commencement. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive.

(k) “Determination Date” means the earlier of (i) a specified date set forth in a Participant’s Award Agreement, or (ii) the occurrence of a reorganization, merger, consolidation, share exchange, sale or other transaction that constitutes a change in control event within the meaning of Treasury Regulation §1.409A-3(i)(5).

(l) “Effective Date” has the meaning assigned such term in Section 3.1.

(m) “Eligible Participant” means an employee (including a leased employee), officer, consultant or director of the Company or any Subsidiary.

(n) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(o) “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of December 27, 2012, made by among the Company and its members.

(p) “Participant” means an Eligible Participant who has been granted an Award under the Plan, or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable law and court supervision.

(q) “Threshold Value” means, with respect to an Appreciation Unit, an amount equal to the Participation Threshold (as such term is defined in the LLC Agreement) that would have been established with respect to a Class D Unit that is granted on the same date as the grant of such Appreciation Unit, and such Threshold Value shall be subsequently adjusted after such grant in the same manner as such Participation Threshold is adjusted with respect to such Class D Unit.

(r) “Plan” means this EVO Investco, LLC Unit Appreciation Equity Plan, as amended from time to time.

(s) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(t) “1933 Act” means the Securities Act of 1933, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan will become effective on the date that it is adopted by the Board (the “Effective Date”).

3.2. TERMINATION OF PLAN. The Plan may be terminated as provided herein. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

ARTICLE 4

ADMINISTRATION

4.1. ADMINISTRATOR. The Plan shall be administered by an Administrator appointed by the Board (which Administrator shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board or a committee thereof (which committee shall consist of at least two managers). The Administrator shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself, or to a committee of the Board, any or all of the authority and responsibility of the Administrator under the Plan or may act as Administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board or a committee of the Board is acting as Administrator of the Plan, it shall have all the powers and protections of the Administrator hereunder, and any reference herein to the Administrator (other than in this Section 4.1) shall include the Board and any such appointed committee. To the extent any action of the Board or a committee of the Board under the Plan conflicts with actions taken by the Administrator, the actions of the Board or such appointed committee shall control.

4.2. ACTION AND INTERPRETATIONS BY THE ADMINISTRATOR. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

4.3. AUTHORITY OF ADMINISTRATOR. Except as provided in Section 4.1 hereof, the Administrator has the exclusive power, authority and discretion to:

(a) grant Awards;

(b) designate Participants;

(c) determine the number of Awards to be granted to each Participant;

(d) determine the terms and conditions of any Award granted under the Plan;

(e) prescribe the form of each Award Agreement, which need not be identical for each Participant;

(f) decide all other matters that must be determined in connection with an Award;

(g) establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(h) make all other decisions and determinations that may be required under the Plan or as the Administrator deems necessary or advisable to administer the Plan;

(i) amend the Plan or any Award Agreement as provided herein; and

(j) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

ARTICLE 5

ELIGIBILITY

5.1. GENERAL. Awards may be granted only to Eligible Participants.

ARTICLE 6

PROVISIONS APPLICABLE TO AWARDS

6.1. GRANT OF AWARDS. The Administrator is authorized to make Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Administrator. An Award shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award.

6.2. ISSUANCE AND RESTRICTIONS. Awards shall be subject to such restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

6.3. ACCELERATION OF VESTING. The Administrator may in its sole discretion at any time determine that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Administrator may, in its sole discretion, declare. The Administrator need not be consistent among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 6.3.

6.4. FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company or Subsidiary policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Subsidiary, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

ARTICLE 7

CHANGES IN CAPITAL STRUCTURE

7.1. GENERAL. If the Class D Units shall be changed into or exchanged for a different number or class of units, interests, shares of stock or other securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split, combination of shares, merger or consolidation, or otherwise, the Administrator shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Administrator may include: (i) adjustment of the number of outstanding Awards; (ii) adjustment of the Threshold Values of outstanding Awards; and (iii) any other adjustments that the Administrator determines to be equitable.

7.2 CERTAIN TRANSACTIONS. If the value of an Appreciation Unit, as of the Determination Date, is equal to or less than $0.00, the Administrator may terminate and cancel such Appreciation Unit, without payment or other consideration with respect thereto.

ARTICLE 8

AMENDMENT, MODIFICATION AND TERMINATION

8.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Administrator may, at any time and from time to time, amend, modify or terminate the Plan without approval of Participants.

8.2. AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.

ARTICLE 9

GENERAL PROVISIONS

9.1. RIGHTS OF PARTICIPANTS.

(a) No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Subsidiaries nor the Administrator is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Administrator selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b) Nothing in the Plan, any Award Agreement or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or status as an officer, or any Participant’s service as a manager or director, at any time, nor confer upon any Participant any right to continue as an employee, officer, manager or director of the Company or any Subsidiary, whether for the duration of a Participant’s Award or otherwise.

(c) Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company or any Subsidiary and, accordingly, subject to Article 8, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Administrator without giving rise to any liability on the part of the Company or any of its Subsidiaries.

9.2. WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold from any payment related to the Appreciation Units due to a Participant, or from any payroll or other payment due a Participant, any federal, state, local, or foreign taxes (including such Participant’s FICA obligation) required by law to be withheld with respect to any taxable event relating to the Appreciation Units.

9.3. SPECIAL PROVISIONS RELATED TO THE CODE. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award. This Plan is not intended to be subject to ERISA.

9.4. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to approval of the Company’s members if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

9.5. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

9.6. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

9.7. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.8. GENERAL ASSETS. All distributions to, or on behalf of, a Participant under this Plan shall be made from the Company’s general assets, and any claim by a Participant against the Company for any distribution under this Plan shall be treated the same as a claim of any general and unsecured creditor of the Company.

9.9. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

9.10. SEVERABILITY. If any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

9.11. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

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The foregoing is hereby acknowledged as being the EVO Investco, LLC Unit Appreciation Equity Plan as adopted by the Board on March 20, 2013.

EVO Investco, LLC

By:	/s/ James G. Kelly
Its:	Chief Executive Officer